As filed with the Securities and Exchange Commission on July 21, 1999
                           Registration No. 333-76969



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------



                               AMENDMENT NO. 2 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                             ----------------------

                                   SUGEN, INC.
             (Exact name of Registrant as specified in its charter)

        Delaware                                             13-3629196
(State or other jurisdiction                              (I.R.S. Employer
    of incorporation or                                Identification Number)
                                      2836
                          (Primary Standard Industrial
                          Classification Code Number)

                              230 East Grand Avenue
                      South San Francisco, California 94080
                                 (650) 553-8300
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ----------------------

                                James L. Knighton
                Senior Vice President and Chief Financial Officer
                                   SUGEN, Inc.
                              230 East Grand Avenue
                      South San Francisco, California 94080
                                 (650) 553-8300
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             ----------------------
                                   Copies to:

   Suzanne Sawochka Hooper, Esq.                        Brian W. Pusch, Esq.
       Cooley Godward LLP                           Law Offices of Brian W Pusch
      Five Palo Alto Square                                Penthouse Suite
       3000 El Camino Real                               29 West 57th Street
Palo Alto, California 94306-2155                         New York, NY 10019
         (650) 843-5000                                    (212) 980-0408

                             ----------------------


       Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.


                             ----------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is filed in a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                          CALCULATION OF REGISTRATION FEE
                                          -------------------------------
    Title of Class of                              Proposed Maximum      Proposed Maximum
        Securities             Amount to be       Offering Price Per    Aggregate Offering    Amount of Registration
     to be Registered          Registered(1)           Share(2)              Price(2)                 Fee(3)
     ----------------          -------------           --------              --------                 ------
 Common Stock, $0.01 par     2,461,943 shares           $15.375             $37,852,373              $10,523
     value per share

          (1)  Includes  (i) up to 1,365,849  shares of common  stock to be issued upon  conversion  of SUGEN's 12%
         Senior  Convertible  Notes due 2002  (the  "Notes"),  (ii) up to  1,024,386  shares of common  stock to be issued upon  conversion  of SUGEN's 12% Senior  Convertible  Notes (the  "Warrant  Notes")  issuable  upon exercise  of  SUGEN's  12%  Senior  Convertible  Note  Purchase  Warrants  (the  "Warrants"),  (iii) up to
         2,461,943  shares of common  stock to be issued  upon  exercise of Common  Stock  Purchase  Warrants  (the
         "Common Stock Warrants") that may be issued upon redemption of the Notes,  Warrants and Warrant Notes (all or some of these  shares  would be issued in lieu of a like number of the shares  described  under (i) and
         (ii) above),  and (iv) an  indeterminate  number of additional  shares of common stock as may from time to time become  issuable upon  conversion of the Notes,  Warrant Notes and Common Stock Warrants by reason of stock splits,  stock  dividends  and other similar  transactions,  which shares are  registered  hereunder pursuant to Rule 416 under the Securities Act.

         (2) The price of $15.375 per share,  which was the average of the high and low prices of the common  stock reported  by the  Nasdaq  Stock  Market  on April  20,  1999,  is set  forth  solely  for the  purpose  of calculating  the  registration  fee in  accordance  with Rule  457(c) of the  Securities  Act of 1933,  as amended.

         (3) $13,849 previously paid on April 23, 1999.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED JULY 21, 1999



                                  [SUGEN Logo]




                                   SUGEN, INC.

                                   PROSPECTUS


                        2,461,943 Shares of Common Stock


                     Offered by Certain Selling Stockholders




         Sugen, Inc. is registering for resale up to 2,461,943 shares of its common stock for seven selling stockholders. We will not receive any proceeds from the sale of the shares by the selling stockholders.

         Our common stock is traded on the Nasdaq National Market under the symbol "SUGN." On July 20, 1999, the last reported sale price for our common stock was $30.50 per share.



                             ----------------------

                 THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                             ----------------------


THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THE SHARES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.





                  The date of this prospectus is July __, 1999

                                TABLE OF CONTENTS

                                                                            Page

Summary......................................................................  5
Risk Factors.................................................................  7
Selling Stockholders......................................................... 14
Plan of Distribution......................................................... 16
Legal Matters................................................................ 16
Experts...................................................................... 16
Where You Can Find More Information.......................................... 17

                             ----------------------

         Our web site address is www.sugen.com. Information contained on our web site is not a part of this prospectus.

                             ----------------------

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell and seeking offers to buy the shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

                                     SUMMARY

         The following information is qualified in its entirety by the more detailed information and financial statements, and notes to financial statements, appearing elsewhere or incorporated by reference in this prospectus. This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of certain of the risk factors set forth elsewhere in this prospectus. Investors should carefully consider the information set forth under the heading "Risk Factors."


SUGEN



         SUGEN is a biopharmaceutical company focused on the discovery and development of small molecule drugs which target specific pathways within and between cells, known as signal transduction pathways. Receptors of chemical messengers that are embedded in the cell wall or on signalling molecules within the cell regulate these signalling pathways. These receptors or signalling molecules are biochemical "targets" known as tyrosine kinases (TKs), tyrosine phosphatases (TPs) and serine-threonine kinases (STKs). These biochemical targets, which represent three of the largest known families of receptors in the body, regulate critical cellular functions. Abnormal signalling of TKs, TPs and STKs can result in a variety of chronic and acute pathological diseases, including cancer and diabetes, as well as in dermatologic, ophthalmic, neurologic and immune disorders. Kinases and phosphates are molecules that are needed for normal signalling to occur between and within cells. We believe that compounds designed to target certain kinases and phosphatases and inhibit enzyme activity or prevent the binding of downstream signalling molecules make attractive therapeutic product candidates. Drugs that regulate signalling pathways, potentially stopping the growth of tumor cells (cytostatic drugs), may be safer and more directed than traditional chemotherapy drugs that "kill" cells (cytotoxic drugs). Our research and development efforts in signal transduction incorporate the pioneering accomplishments of our founding scientists, Dr. Axel Ullrich of Max-Planck-Institut fur Biochemie and Dr. Joseph Schlessinger of New York University Medical Center.


         SUGEN is developing new therapeutic approaches to diseases through its development of small molecule inhibitors that regulate particular signalling pathways. We currently have three anti-cancer drugs in clinical development, including novel anti-tumor cytostatic agents and angiogenesis inhibitors which inhibit the formation of new blood vessels that feed tumor cells. In addition to our current focus in oncology, SUGEN is applying its technology platform to identify and validate novel targets for a range of potential clinical applications. Our current drug product candidates include:

         o SU101, our most advanced cytostatic product candidate, inhibits the signalling pathway regulated by a TK receptor for the chemical messenger secreted by platelets, blood components required for clotting. This receptor is known as the platelet-derived growth factor receptor or PDGF TK. SUGEN and others have shown that imbalances in the signalling pathway of PDGF TK are implicated in significant subsets of certain types of cancers, including brain, prostate, lung and ovarian. We initiated a Phase III clinical trial, which is a study involving a large number of human patients designed to demonstrate statistically significant drug efficacy, in refractory glioblastoma, an aggressive type of brain cancer, in the first quarter of 1998. We expect to conduct an interim analysis by the end of 1999. We are also conducting a parallel Phase II clinical trial, which is a study involving a small number of human patients designed to demonstrate non-statistically significant drug efficacy, of SU101 as single agent therapy for refractory anaplastic astrocytoma, another type of malignant brain tumor. In 1997, we initiated a Phase II clinical trial of SU101 in combination with BCNU, the chemotherapy drug that is part of the standard treatment regimen in newly diagnosed brain cancer patients. We expect to complete this study this year. We are also conducting a pilot study of SU101 in combination with mitoxantrone, in preparation for a pivotal Phase III trial as combination therapy in the early-stage treatment of prostate cancer patients who have failed hormone therapy (hormone therapy currently is the most common treatment for prostate cancer). We plan to begin this Phase III study later this year. In addition, we have ongoing Phase II trials in ovarian and non small cell lung cancers, that are scheduled to be completed in mid 2000. To date, over 400 patients have been treated with SU101 in 13 SUGEN-sponsored clinical trials.

         o SU5416, our lead angiogenesis inhibitor, inhibits the receptor called Flk-1/KDR TK. SUGEN believes SU5416 can inhibit the growth and spread of cancer by preventing the formation of new blood vessels (angiogenesis) required to nourish the tumor by blocking this targeted receptor. In September 1997, we initiated Phase I clinical testing to demonstrate drug safety. To date, SU5416 has shown an excellent safety profile in over 100 patients with a range of solid tumors, including advanced colorectal, lung and renal cell cancers, and AIDS-related Kaposi's sarcoma. In addition, we have observed anecdotal indications of activity in a number of patients, including prolonged periods of stable disease and some instances of tumor shrinkage. After extensive consultation with numerous oncology opinion leaders and the FDA, we announced plans to accelerate the development of SU5416 with the initiation of Phase III clinical trials in non small cell lung and colorectal cancers and Phase II/III studies in AIDS-related Kaposi's sarcoma in the U.S. and Europe this year. Meanwhile, we will be working with certain investigators on National Cancer Institute sponsored Phase II studies in other cancer indications. This strategy may expedite the commercialization of SU5416, which has the potential to become the first specific angiogenesis inhibitor to reach the U.S. market. However, we cannot predict whether this commercialization strategy will result in accelerated commercialization of SU5416 or whether other angiogenesis inhibitors will receive regulatory approval prior to any approval of SU5416.


         o SU6668, our third novel anti-cancer drug candidate, combines two strategies for blocking tumor growth through its angiogenesis and cytostatic anti-tumor activity. It selectively blocks multiple targets involved in the growth and spread of tumors, including the Flk-1/KDR, PDGF and fibroblast growth factor (FGF) receptors. SU6668 is currently in Phase I clinical trials in Europe and in the U.S. using intravenous and oral formulations, respectively. SUGEN hopes to conclude both studies by the end of the year.

         o We are also pursuing additional cancer-related drug development programs, including Pan-Her, Met-TK, CDK2, GRB2 and other proprietary programs, many of which have lead compounds now undergoing pharmacology studies. However, we cannot predict whether lead compounds will emerge in any of these programs in 1999, or at all.

         o  We are also applying our drug discovery and development  platform to
            areas  outside   oncology,   including   ophthalmology,   rheumatoid
            arthritis, cardiovascular disease, diabetes and immunology.

         SUGEN has collaborated with a number of entities in its research and development activities to date. Our current collaborators include: Zeneca Limited, ASTA Medica Aktiengesellschaft of Germany, Allergan, Inc. and its affiliate, Vision Pharmaceuticals, L.P., Taiho Pharmaceutical Ltd., ProChon Biotech Ltd. and Esteve S.A. of Spain.

         We were incorporated in Delaware in 1991. Our executive offices are located at 230 East Grand Avenue, South San Francisco, California 94080, and our telephone number is (650) 553-8300. "SUGEN" is our trademark. This prospectus also contains trademarks of other companies.

Recent Developments


         Merger Announced with Pharmacia & Upjohn. On June 15, 1999, SUGEN entered into an Agreement and Plan of Merger with Pharmacia & Upjohn, Inc. Under the terms of the agreement, Pharmacia & Upjohn would acquire complete ownership of SUGEN with each share of SUGEN stock exchanged for approximately $31 of Pharmacia & Upjohn stock, so long as the average price of Pharmacia & Upjohn stock is between $60.16 and $49.22 at the time of the closing of the transaction. In no event would SUGEN stockholders receive less than .515 of a share of Pharmacia & Upjohn common stock, nor more than .630 of a share of Pharmacia & Upjohn stock for each share of SUGEN common stock. The exact exchange ratio would be based on the average price of Pharmacia & Upjohn stock prior to the closing of the merger. The transaction is intended to be accounted for as a pooling of interests and to qualify as a tax-free exchange. The transaction has received the approval of the Boards of Directors of both
Pharmacia & Upjohn and SUGEN and is subject to the approval by SUGEN's stockholders and other customary closing conditions, including receipt of regulatory approvals. Under certain circumstances, if the merger agreement is terminated, Pharmacia & Upjohn would have the right to purchase up to 19.9% of SUGEN's common stock and would have the right to receive from SUGEN a fee of $17 million and repayment of its expenses. Investors should read SUGEN's Current Report on Form 8-K, filed with the SEC on June 21, 1999, for more information regarding the proposed merger and merger agreement.


         This Offering. On March 24, 1999, we sold to the selling stockholders listed in this prospectus $28,000,000 aggregate principal amount of our 12% Senior Convertible Notes due 2002 (Notes) and warrants to purchase $21,000,000 aggregate principal amount of additional 12% Senior Convertible Notes (Warrant Notes). The Notes and Warrant Notes were sold pursuant to Securities Purchase and Exchange Agreements, dated as of March 19, 1999. SUGEN is registering for resale up to 2,461,943 shares of common stock underlying the convertible securities sold to the selling stockholders in March 1999. The shares being registered for resale include:

         o up to 1,365,849 shares that may be issued upon conversion of the Notes;

         o up to 1,024,386 shares that may be issued upon conversion of the Warrant Notes which are issuable upon exercise of our 12% Senior Convertible Note Purchase Warrants (Warrants);

         o up to 2,461,943 shares that may be issued upon exercise of common stock warrants that we may issue upon redemption of the Notes, Warrants and Warrant Notes (all or some of these shares would be issued in lieu of the same number of the shares indicated above); and


         o an indeterminate number of additional shares as may from time to time become issuable upon conversion of the Notes and Warrant Notes, or upon exercise of the common stock warrants, by reason of stock splits, stock dividends and other similar transactions.

                                  RISK FACTORS

         This prospectus contains forward-looking statements. These statements relate to future events or our future clinical or product development or financial performance. In some cases, you can identify forward-looking statements by phrases such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable phrases. These statements reflect only our current expectations. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined below. These factors may cause our actual results to differ materially from any forward-looking statements. We are not undertaking any obligation to update any forward-looking statements contained in this prospectus to reflect any future events or developments.

         You should carefully consider the following risk factors and warnings before making an investment decision. The risks described below are not the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the events or circumstances described in the following risks actually occurs, our business, financial condition, or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our financial statements and the related notes.


         The following risks relate to the consummation of the proposed merger with Pharmacia & Upjohn.


SUGEN stockholders may receive less than $31.00 worth of Pharmacia & Upjohn common stock for each share of SUGEN common stock.

         Upon consummation of the merger, each share of SUGEN common stock will be converted into a fraction of a share of Pharmacia & Upjohn common stock equal to the exchange ratio as set forth in the merger agreement. If the average closing price of Pharmacia & Upjohn common stock is equal to or less than $49.21875 during the 20 trading day period ending three days prior to the SUGEN stockholders' special meeting, you will receive 0.51533 of a share of Pharmacia & Upjohn common stock, which may be worth less than $31.00 a share, for each share of SUGEN common stock. SUGEN cannot terminate the merger agreement in the event such initial value is below $31.00. The actual number of shares of Pharmacia & Upjohn common stock to be issued to holders of SUGEN common stock will not be determined until three trading days prior to the SUGEN special meeting of stockholders. The volume weighted average closing price of Pharmacia & Upjohn common stock for the 20 trading day period may be lower than the market price as of the date of execution of the merger agreement, the date hereof or the date on which stockholders vote on the merger.


         The following risks relate to the operation of SUGEN as an independent entity in the event the proposed merger with Pharmacia & Upjohn is not consummated.


Our product candidates are at an early stage of development, and if we are unable to successfully develop and commercialize products, we would not generate revenues.

         To date, none of our product candidates have been commercialized. All of our product candidates are in early stages of development, and our drug discovery and development methods are relatively new and untested. We face the risks of failure inherent in developing biotechnology products based on new technologies. To achieve profitable operations on a continuing basis, we, alone or with collaborative partners, must successfully develop, manufacture, introduce and market our proposed products. To date, three of our drug candidates have entered human clinical testing. We cannot predict whether we will be able to develop any commercial products. Products, if any, resulting from our research and development programs are not expected to be commercially available until at least 2001, even if successfully developed and proven to be safe and effective.

If we are unable to raise additional funds, we may not be able to continue our product development efforts, and the future viability of our business will be at risk.

         Our product development programs are very costly. We expect to continue to spend substantial funds for our research, preclinical and clinical testing, and operations for the foreseeable future. Our future cash liquidity and capital requirements will depend on many factors, including:

         o continued scientific progress of our research and development programs;

         o  our ability to establish collaborations with partners;

         o  progress  of  our   preclinical   and  clinical  trials  of  product
            candidates;

         o  the time and costs of obtaining regulatory clearances;

         o the costs involved in obtaining and protecting our intellectual property rights;

         o  competing technological developments;

         o changes in our existing research and commercialization collaboration arrangements; and

         o  costs associated with commercialization of our products.

         As of March 31, 1999, we had approximately $61.9 million available in cash and short-term investments, and we incurred approximately $19.2 million in development and operating expenses in the first quarter of fiscal year 1999. We believe that our existing capital resources, together with facility and equipment lease lines, the anticipated revenues from current collaborations and projected interest income, will support our current and planned operations into 2000. However, we cannot predict whether our assumed levels of revenue and expense will prove accurate.


         We may need to raise additional funds if:

         o our lead product candidates, SU101, SU5416 and SU6668, are not sufficiently safe or effective to be commercialized;

         o        we do not establish future collaborations with partners;

         o        our clinical  trials of SU101,  SU5416 and SU6668 are delayed,
                  are  not   successful  or  are  more  costly  than   currently
                  predicted; or

         o        additional clinical trials are required for product approval.

         We cannot predict whether we will be able to raise sufficient funds in the future. If adequate funds are not available, we may be unable to fund our research and development efforts, conduct our clinical trials, or successfully commercialize and market our product candidates. If we raise additional funds by issuing equity securities, our existing stockholders may experience substantial dilution. If we raise additional funds through collaborative arrangements, we may be required to give up some commercialization rights to our technologies, product candidates or products.


We have only a limited operating history, and we expect to continue to generate losses.

         We may never achieve a profitable level of operations. To date, we have engaged primarily in research and development. Our development and general and administrative expenses have resulted in substantial losses. As of March 31, 1999, we had an accumulated deficit of approximately $145.5 million. We expect our losses to continue at least through 2001. We expect cumulative losses to increase substantially as our research and development efforts, including preclinical and clinical testing, are expanded. Our ability to become profitable will depend on our ability to, among other things:


         o        obtain and protect our intellectual property rights;

         o        complete our product development;

         o        obtain product regulatory approvals;

         o        manufacture and market our proposed products; and

         o        achieve market acceptance for our products.



We rely heavily on collaborations for the discovery, development, clinical testing and commercialization of our product candidates. Our dependence on collaborators may delay or impair our ability to generate revenues or adversely affect our profitability.

         Our strategy for the discovery, development, clinical testing, manufacturing and commercialization of our proposed products includes entering into various collaborations with corporate partners, licensors, licensees and others, and is dependent upon the subsequent success of these outside partners in performing their responsibilities. If our partners are not successful, we may not be able to continue our product development efforts, and the future viability of our company will be at risk. Currently, we have collaborations with the following partners:


         o        Allergan, Inc. and its affiliate Vision Pharmaceuticals, L.P.

         o        ASTA Medica Aktiengesellschaft


         o        Esteve S.A. of Spain


         o        Max-Planck Society

         o        National Cancer Institute

         o        New York University Medical Center

         o        ProChon Biotech Limited

         o        Taiho Pharmaceutical Ltd.

         o        Zeneca Limited


         Our ability to develop, test, manufacture and market our proposed products successfully depends significantly on our partners' performance under these, and future, collaborations. We cannot control the amount and timing of resources to be devoted to our collaborations by corporate partners. We cannot be certain that our partners will perform their obligations under these collaborations or that we will succeed in identifying lead compounds or developing commercial products from these or future collaborations. We cannot predict whether our partners or any future partners will pursue their own existing or alternative technologies in preference to those being developed in our collaborations. Generally, our collaborative arrangements do not obligate our partners to devote a specific level of funding to research related to our potential products. Our collaborative partners are free to select the methods they use in pursuing their research targets. We cannot predict whether our collaborative partners will continue to conduct research related to our potential products or conduct research and select research targets in a manner consistent with our best interests. If our collaborative partners do not continue to conduct research related to our potential products, our business, financial condition and results of operations could be materially adversely affected. We also cannot predict whether we will derive any additional revenue from such arrangements over and above the contractual payment amounts.

         o Termination of collaborations. The termination or material reduction in the scope of our collaborations could have a material adverse effect on our business. Unless extended, our research collaboration with Allergan expires in October 1999, research funding under our collaboration with Zeneca expires in March 2000, and our collaboration with New York University expires in September 2001. Our collaboration with Max-Planck expired in August 1997, and the restatement and renewal of this arrangement is currently under negotiation. We expect to complete written documentation of the renewed, modified collaboration that is consistent with the oral understanding Max-Planck and SUGEN have been operating under to date. However, we cannot predict whether any of these agreements will be renewed on favorable terms, if at all. Additionally, our collaborations may be terminated under certain circumstances. If any of our partners terminates its agreement or fails to provide adequate funding to support our research and product development efforts, we will need to obtain additional funding from other sources and will be required to devote additional resources to the development of our products. We cannot predict whether we would be able to find a suitable substitute partner in a timely manner, on reasonable terms, or at all. If we fail to find a suitable partner, our research, development or commercialization of certain planned products would be delayed significantly, which would cause us to incur additional expenditures. In addition, termination of a collaboration may cause us to give up rights to technology or products jointly developed under the collaboration.

         o Future collaborations. In addition, we cannot predict whether we will be able to negotiate additional collaborative arrangements on acceptable terms, if at all, or that such future collaborations will be successful. To the extent that we choose not to or are unable to establish such arrangements, it would require substantially greater capital to undertake research, development and marketing of our proposed products at our own expense. In addition, we may encounter significant delays in introducing our proposed products into certain markets or find that the development, manufacture or sale of our proposed products in such markets is adversely affected by the absence of such collaborative agreements. Additionally, if we do not establish such future collaborations, we may encounter significant delays in the development and commercialization of our proposed products which would cause us to incur substantial additional expenditures.


If we are unable to protect our intellectual property, we may be unable to prevent other companies from using our technology in competitive products. If we are unable to operate our business without infringing intellectual property rights of others, we may be prevented from developing and commercializing our product candidates.

         Our technology will be protected from unauthorized use by others only to the extent that it is covered by valid and enforceable patents or effectively maintained as trade secrets. As a result, our success depends in part on our ability to:


         o        obtain patents;

         o        protect trade secrets;

         o operate without infringing on the proprietary rights of others; and

         o        prevent others from infringing on our proprietary rights.

         As of June 14, 1999, we held exclusive rights to at least 60 issued U.S. patents, exclusive rights to at least 10 U.S. patent applications for which notices of allowances had been received, and had filed or held exclusive licenses to approximately 110 U.S. patent applications. We also hold exclusive rights to many corresponding foreign patent applications. Patent matters for biotechnology companies, especially concerning cell receptors and the DNA encoding them, involve complex legal and factual questions, so we cannot predict the availability and scope of patent protection. We cannot be certain that we will develop products that are patentable or that patents will issue from our pending applications. In addition, we cannot predict whether our patents or patents that we license from others will be enforceable and afford protection against competitors. Our patents or patent applications, if issued, may be challenged, invalidated or circumvented. Our patent rights may not provide us with proprietary protection or competitive advantages against competitors with similar technologies. Others may independently develop technologies similar to ours or independently duplicate our technologies. Due to the extensive time required for development, testing and regulatory review of our potential products, our patents may expire or remain in existence for only a short period following commercialization. This would reduce or eliminate any advantage of the patents.


         We cannot be certain that we were the first to make the products or processes covered by each of our issued or pending patent applications or that we were the first to file patent applications for such products or processes. A number of pharmaceutical companies, biotechnology companies, universities and research institutions have filed patent applications or received patents in the field of TKs, TPs and STKs and their related signalling pathways. Our commercial success will depend, in part, on not infringing our competitors' patents and not breaching technology licenses we obtain. We have been notified from time to time of claims that we may be infringing other's intellectual property rights. Some companies have filed patent applications or been granted patents covering subject matter potentially useful or necessary to us or conflicting with our patents and patent applications. Such conflicts could significantly reduce the scope of our issued or licensed patents. In addition, we may need to license the right to use third-party patents and other intellectual property to continue development and marketing of our products. We may not be able to acquire such required licenses on acceptable terms, if at all. If we do not obtain such licenses, we may need to design around other parties' patents or we may not be able to proceed with the development, manufacture or sale of our products.



         o SU101. SU101, a compound generally known as leflunomide, was discovered more than 17 years ago. In December 1997, we received two U.S. patents relating to methods of using SU101 for treating various diseases, including certain cancers characterized by inappropriate PDGF-R activity. We currently own the exclusive rights to one of the patents. We have been assigned exclusive world-wide rights to the other patent and the corresponding foreign patent applications from all but one party. We cannot predict whether negotiations with the remaining party to acquire the remaining rights will be successful. In addition, we have filed several U.S. patent applications, and corresponding foreign patent applications, covering different formulations of SU101 and their use to treat various diseases. Currently, we have received two U.S. patents relating to SU101 formulations. These two patents cover the SU101 formulation that we believe will be commercially marketed. While we plan to commercialize SU101 in certain major markets outside the U.S. through our affiliates or licensees, we cannot predict whether we will receive patent protection outside the U.S.


                           Hoechst AG holds a number of U.S. and foreign patents
                  and has filed U.S. and foreign patent applications covering different compositions and pharmaceutical uses of leflunomide, including the use of leflunomide for treating cancer. We believe our research and development and clinical trials with SU101 in the U.S. are protected from claims of infringement of the Hoechst U.S. patents because such activities are being conducted for the development and submission of information to the FDA for regulatory approval. However, similar protection may not be available outside the U.S. Although we cannot predict if SU101 will be approved by the FDA for marketing in the U.S., we believe that some of Hoechst's U.S. patents may have expired by the time marketing of SU101 begins and that Hoechst's other U.S. patents will either not be infringed by our making, using and selling of SU101 in the U.S. or are subject to claims that they are not valid, thereby permitting us to produce and market SU101 without valid claims of infringement of the Hoechst patents. However, we cannot predict whether a court will agree with our beliefs regarding invalidity and non-infringement of Hoechst's issued patents or that the term of Hoechst's issued patents will be extended. To date, Hoechst has not initiated legal proceedings against us concerning possible patent infringement. However, we cannot predict whether Hoechst will assert claims against us in the future. If a court found us to be infringing a valid patent issued to Hoechst covering the use of leflunomide for treating cancer, we would be required to obtain a license from Hoechst to manufacture or sell SU101 for treating cancer. We cannot predict whether we would be able to reach agreement with Hoechst for a license for SU101 upon favorable terms, if at all. The assertion of any infringement claims, even if resolved in our favor, could result in substantial costs and expenses to us.


        o SU5416. In August 1998, we received a U.S. patent covering, among other things, SU5416 and methods of using SU5416. Currently, we have related foreign patent applications pending, including in Japan and the European community. Except in Japan, we hold exclusive worldwide rights to these applications. If foreign patents are not issued, the failure to receive foreign patent protection could materially adversely affect our business, financial condition and results of operations.


         o SU6668. The compound SU6668 is generically covered by an issued U.S. patent. That is, SU6668 is encompassed by some of the claims in the issued U.S. patent, but SU6668 is not specifically recited in the claims. In general, such generic coverage provides adequate patent protection. However, it may be advantageous under certain circumstances to obtain claims that specifically recite SU6668. For example, a competitor that challenges the validity of a patent may be able to invalidate a claim that encompasses many different compounds, but not a claim that recites one specific compound. We have filed a provisional patent application in the U.S. specifically covering SU6668. We intend to file a U.S. utility application and corresponding foreign patent applications before the application deadline. We hold the exclusive worldwide rights to these applications, except in Japan. We cannot predict whether patents will issue which specifically recite SU6668 or that the term of any U.S. patents will exceed that of the term of the outstanding U.S. patent that generically covers SU6668. The failure to receive U.S. and foreign patent protection could materially adversely affect our business, financial condition and results of operations.

         We may face litigation to defend against claims of infringement, assert claims of infringement, enforce our patents, protect our trade secrets or know-how, or determine the scope and validity of others' proprietary rights. Patent litigation is costly and would divert our attention and resources. In addition, we may be involved in interference proceedings declared by the United States Patent and Trademark Office to determine the priority of our patent applications compared to the patent applications of one or more third parties. Litigation or interference proceedings could have a material adverse effect on our business, financial condition and results of operations, including as a result of any delay in the marketing of our products due to litigation related to our intellectual property. Additionally, we could be unsuccessful in our efforts to enforce our intellectual property rights or obtain patent protection. We have received letters from at least two third parties indicating that they believe we may be practicing their proprietary technology. We do not believe that we practice any validly claimed subject matter in which these third parties possess an ownership interest. However, we cannot predict whether the third parties will agree with our position or that a court will agree with our belief regarding invalidity and/or non-infringement. As set forth above, any resulting litigation could materially adversely affect our business, financial condition and results of operations.



If we are not able to demonstrate the safety and efficacy of our product candidates in our clinical trials or our clinical trials are delayed, we would not be able to market our products in the United States or abroad on a timely basis, if at all.

         Clinical development, including preclinical testing, is a long, expensive and uncertain process. Any of our clinical trials may not be correctly designed to result in data necessary to prove the safety and efficacy of our product candidates. It may take us several years to complete our testing, and failure can occur at any stage of testing. We cannot rely on interim results of trials to necessarily predict their final results, and acceptable results in early trials might not be repeated in later trials. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. Any trial may fail to produce results satisfactory to the FDA. Preclinical and clinical data can be interpreted in different ways, which could delay, limit or prevent regulatory approval. Negative or inconclusive results or adverse medical events during a trial could cause a trial to be repeated or a program to be terminated.


         The rate of completion of our clinical trials is dependent upon, among other factors, the rate of patient enrollment. Patient enrollment can be affected by the size of the available patient population, the nature of the trial protocol, the location of clinical sites and the patient eligibility criteria for the study. Delays in patient enrollment may result in increased costs, delays or termination of clinical trials, which could have a material adverse effect on our business. In addition, because we have a limited clinical staff, we generally rely on third-party clinical investigators to conduct our clinical trials, and as a result, we face certain additional delaying factors outside our control. These factors include:

         o third-party investigator failure to perform their contractual obligations;

         o        third-party investigator failure to meet regulatory standards;

         o inadequately trained or insufficient personnel at the study site; and

         o        delays in approvals from a study site's review board.


         We cannot predict whether we will be able to submit a new drug application as scheduled if clinical trials are completed or when new drug applications will be reviewed and cleared by the FDA, if at all. For our three cancer drug candidates currently in clinical trials, we cannot be certain that planned trials will begin on time, and we cannot predict whether clinical trials will be completed on schedule. We cannot predict whether any trials will result in marketable products or that any products will be commercially successful even if approved for marketing. Our product development costs will increase if we have delays in testing or approvals. If the delays are significant, our business, financial condition and results of operations will be materially adversely affected.


Clinical testing may uncover negative side effects for our product candidates which may delay or prevent commercialization of such drug products.

         We face the risk that any drug candidate may be toxic or produce negative side effects in animals or humans when given in high doses or over long periods of time. We cannot predict whether unacceptable toxicities or side effects will occur at any time in any toxicological study or human clinical trial of our proposed products. If our products produce unacceptable toxicities or side effects in our clinical testing, we and/or the FDA may interrupt, limit, delay or stop the development of our product candidates. Even if a product receives regulatory clearance, it may later be shown to be unsafe or ineffective, thus limiting the product's use or requiring its removal from the market. We cannot predict whether any of our product candidates will be safe and effective when administered to patients.



Our products have never been manufactured on a commercial scale, and our lack of manufacturing expertise may impair our ability to generate revenues.

         We have no manufacturing facilities and thus rely on third-party manufacturers to produce our compounds for research and development, preclinical and clinical purposes. If we cannot contract for a sufficient supply of our compounds on acceptable terms, or if our manufacturers experience delays or difficulties, our preclinical and clinical testing schedule would be delayed. A delay in our testing schedule would result in a delay in the submission of products for regulatory approval and the subsequent commercial sale of such products, which would materially adversely affect our business. Also, any manufacturer will have to prove both to us and to the FDA that its manufacturing process complies with government regulations. Our products under development, as well as many of their components, have never been manufactured on a commercial scale. It may be difficult or impossible to economically manufacture our products on a commercial scale. We may need to identify and qualify additional manufacturers for commercial production. We cannot be certain that our existing manufacturers or any new manufacturer will be able to provide the required quantities of our compounds on reasonable terms, or at all.

We have no sales and marketing capability, and our lack of sales and marketing personnel and expertise may impair our ability to generate revenues.

         We currently have very limited sales, marketing and distribution capability. We intend to rely on relationships with one or more pharmaceutical companies with established distribution systems and sales forces to market some of our proposed products. In addition, we expect to market some of our proposed products directly. Thus, we must develop a marketing and sales force with the necessary technical expertise. If we do not establish sufficient in-house sales and distribution capabilities or establish successful marketing, co-promotion or licensing arrangements with third parties, we will not be able to successfully market and commercialize our drug products.

If our products are not accepted by the health care community, including physicians, patients and health care payors, we may not be able to market and commercialize our products, and our profitability may be adversely affected.

         We believe that our ability to commercialize our product candidates effectively will depend on the safety, efficacy and cost-effectiveness of our products and the availability of adequate insurance reimbursement for these products. The treatment of cancer with cytostatic, as opposed to cytotoxic, therapy is a novel method of treating cancer that may not be accepted by the health care community. If cytostatic cancer treatments are not accepted by the health care community, our ability to generate revenues may be impaired. Additionally, even if our approach to the treatment of cancer with cytostatic therapy is proven to be safe and effective and is accepted by the health care community, our ability to successfully commercialize our products depends in part on obtaining adequate reimbursement for product costs from governmental authorities and private health care insurers (including health maintenance organizations). Government and private third-party payors are increasingly attempting to contain health care costs by limiting both the extent of coverage and the reimbursement rate for new tests and treatments. If government and private third-party payors do not adequately provide reimbursement for our product costs, our products may not be accepted by the health care community, and our ability to generate revenues may be impaired. Even if our products receive the necessary regulatory and health care reimbursement approvals, our products still may not achieve any significant degree of market acceptance among physicians, patients and health care payors. We cannot predict whether our technologies will be accepted rapidly or at all. If our products fail to achieve market acceptance, our business, results of operations and financial condition would be materially adversely affected.

If we fail to comply with extensive regulations enforced by domestic and foreign regulatory authorities, the commercialization of our product candidates could be prevented or delayed.

         Our products under development and anticipated future products are subject to extensive and rigorous regulation by United States local, state and federal regulatory authorities and by foreign regulatory bodies. The FDA and other regulatory agencies impose substantial requirements upon the manufacturing and marketing of products such as those being developed by our company or any partner. The process of obtaining FDA and other required regulatory approvals is long, expensive and uncertain, and delays or failures to receive regulatory approvals may prevent us from commercializing our products and impair our ability to generate revenues. The time required for regulatory approvals is uncertain and the process typically takes a number of years, depending on the type, complexity and novelty of the product. We may encounter significant delays or excessive costs in our efforts to secure necessary approvals or licenses.


         To date, none of our product candidates have received FDA approval for commercialization. The FDA may not approve any of our product candidates if it believes that any applicable regulatory criteria are not satisfied. The FDA may also require additional testing for safety and efficacy, which would delay our commercialization of our product candidates. We cannot predict whether our products will receive FDA approval in a timely manner, if at all. Even if approvals are obtained, the marketing and manufacturing of drug products are subject to continuing FDA and other regulatory requirements, such as requirements to comply with good manufacturing practices, as defined by the FDA. The failure to comply with such requirements could result in enforcement action, which could adversely affect us and our business. Later discovery of problems with a product, manufacturer or facility may result in additional restrictions on the product or manufacturer, including withdrawal of the product from the market. The government may impose new regulations which could further delay or preclude regulatory approval of our potential products. We cannot predict the impact of adverse governmental regulation which might arise from future legislative or administrative action.

         We intend to generate product revenue from sales outside of the United States. Distribution of our products outside the United States also may be subject to extensive government regulation. These regulations, including the requirements for approvals or clearance to market, the time required for regulatory review and the sanctions imposed for violations, vary by country. It is uncertain whether we will obtain regulatory approvals in such countries or that we will be required to incur significant costs in obtaining or maintaining our foreign regulatory approvals. Failure to obtain necessary regulatory approvals or any other failure to comply with regulatory requirements could result in reduced revenue and earnings.


We may not be able to effectively compete against our current and potential competitors.

         We operate in a rapidly changing field, and we expect our products to encounter significant competition. Currently, other products and therapies exist or are being developed that will compete with the products that we are seeking to develop and market. We face intense competition from large pharmaceutical companies, including Zeneca, Novartis and Bayer. We also compete with more established biotechnology companies, such as Genentech and Immuncy, and even smaller companies that form collaborative arrangements with large pharmaceutical and biotechnology companies, such as InCLONE and Entremed. Such competition is expected to increase. Our success will depend in part on our ability to respond quickly to medical and technological changes through the development and introduction of new products. Product development is risky and uncertain, and we cannot predict whether we will develop our products successfully. Competitors' products or technologies may make our products obsolete or non-competitive before we are able to generate any significant revenue. Many of our competitors or potential competitors have substantially greater financial and other resources than we have. These competitors, academic institutions and research organizations all may have greater experience in preclinical testing, human clinical trials and other regulatory approval procedures. Our ability to compete successfully will depend, in part, on our ability to:

         o        attract and retain skilled scientific personnel;

         o        develop safe and efficacious products;

         o obtain patent or other proprietary protection for our products and technologies;

         o        obtain required regulatory approvals for our products;

         o maintain access to sufficiently broad libraries of compounds for screening potential targets;

         o        be early entrants to the market; and

         o manufacture, market and sell our products, independently or through collaborations.

We cannot predict whether our competitors will develop more effective or more affordable products or achieve product patent protection and commercialization earlier than we will.


Failure to attract and retain key employees could adversely affect our research and development efforts, our ability to conduct clinical trials or our ability to market and commercialize our product candidates.

         Because of the scientific nature of our business, we depend on the principal members of our management and scientific staff, including our Science Advisory Board and Clinical Advisory Board. We do not maintain "key person" life insurance on any of our officers, employees or consultants. Our future success will depend largely on our ability to attract and retain highly skilled executive, scientific and managerial personnel. Competition for such personnel is intense. We cannot predict whether we will be successful in attracting and retaining such personnel. In July 1998, we entered into a compensation arrangement with Stephen Evans-Freke, our Chairman of the Board and Chief Executive Officer, related to Mr. Evans-Freke's commitment to serve as our Chief Executive Officer until at least June 30, 1999. Generally, we do not have employment agreements with our executive officers providing for a term of service, and we do not have any agreement with Mr. Evans-Freke providing for his service as Chief Executive Officer after June 30, 1999. The failure to maintain our executive, management and scientific staff and to attract additional key personnel could materially adversely affect our business, financial condition and results of operations and may prevent us from achieving our business objectives. Although we intend to provide incentive compensation to attract and retain our key personnel, we cannot guarantee these efforts will be successful.

If we are not successful in our attempt to commercialize our products in Europe through European national partners, our ability to generate revenues may be impaired and our profitability may be adversely affected.

         Our strategy for the commercialization of our product candidates in Europe includes entering into agreements with a limited number of distribution partners who bring strong local presence on a pan-European scale rather than with a single international pharmaceutical company. We cannot predict whether this commercialization strategy will prove to be successful.


         This strategy may require more capital than licensing European rights to product candidates. We cannot predict whether we will be able to obtain sufficient capital to pursue this strategy. Our strategy may cause SUGEN Europe to bear research and development expenses for a longer period of time without sharing the costs with a corporate partner. Thus, if products are not ultimately successful, we may have large research and development losses. We may not be able to establish arrangements with appropriate partners in all relevant countries on reasonable terms, or at all. Our success will depend significantly on our partners' ability and willingness to perform their obligations. We cannot predict whether our partners will perform their obligations under any commercialization arrangements. Additionally, contracting with numerous local partners instead of one large European partner may be harder to manage and have higher administrative costs. In addition, our commercialization arrangements may be effected by the European Union requirements for free trade within Europe. Price sensitivities in individual markets, including Spain, where SUGEN Europe recently entered into a distribution arrangement, may impact the terms of collaborations and the pricing of our products in individual markets. As is generally the case for trading within the European Union, the ability of buyers in countries throughout the European Union to purchase products in lower price markets may impact SUGEN Europe's ability to enter into distribution arrangements for additional European markets and the terms of these arrangements.


         Our European operations are subject to the additional risks inherent in international business activities, including:


         o the general economic conditions in the countries in which we and our affiliates operate;

         o        overlapping tax structures;

         o        unexpected changes in regulatory requirements;

         o        compliance with various foreign laws and regulations;

         o        longer accounts receivable payment cycles in some countries;


         o        import and export licensing requirements;

         o        trade restrictions;

         o        exchange controls; and

         o        changes in tariff and freight rates.


The market price of our stock may be highly volatile which could result in substantial losses for individual stockholders.

         Our common stock currently trades on the Nasdaq National Market. The market prices for securities of emerging biotechnology companies like us have been highly volatile. Announcements may have a significant impact on the market price of our common stock. Such announcements may include:


         o        biological or medical discoveries;

         o technological innovations or new commercial products by us or our competitors;

         o developments concerning proprietary rights, including patents and litigation matters;

         o regulatory developments in both the United States and foreign countries;

         o        public concern as to the safety of new technologies;

         o developments in our relationships with current or future collaborative partners;

         o        general market conditions;

         o comments made by analysts, including changes in analysts' estimates of our financial performance; and

         o        quarterly fluctuations in our revenue and financial results.

         The stock market has from time to time experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging biotechnology companies, and which have often been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of our common stock. For example, our stock price has ranged from $9.75 to $29.50 over the last two years. In addition, sales of substantial amounts of our common stock in the public market following this offering could lower the market price of our common stock. In the past, following periods of volatility in the market price of a company's stock, securities class action litigation has occurred against the issuing company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on our revenue and earnings. Any adverse determination in such litigation could also subject us to significant liabilities.


We may be liable if our products harm people.

         We face potential liability risks inherent in the testing and marketing of medical products. We may be liable if any of our products causes injury, illness or death. We have obtained limited product liability insurance for our human clinical trials. However, such insurance is becoming increasingly expensive, and we cannot predict whether we will be able to maintain such insurance or obtain insurance covering injury, illness or death from use of our products that are commercialized at a reasonable cost, if at all. Any insurance we obtain may not provide adequate coverage against potential liabilities. A liability claim, regardless of merit or eventual outcome, could materially adversely affect our business, results of operation and financial condition.

Shares eligible for sale in the public market may affect the market price of our common stock.

         Substantially all of the shares of our common stock are eligible for sale in the public market. The issuance of shares of our common stock upon the exercise of stock options and warrants, and the future sale of such shares by current stockholders, could adversely affect the market price of our common stock. In March 1999, we issued:



         o 12% senior convertible notes which are convertible into common stock

         o warrants to purchase 12% senior convertible notes which are convertible into common stock

         Conversion of the 12% senior convertible notes, exercise of any common stock warrants issued upon redemption of the 12% senior convertible notes or warrants to purchase additional 12% senior convertible notes and payment of interest on the 12% senior convertible notes in shares of common stock could adversely affect the market price of our common stock.

                              SELLING STOCKHOLDERS



         The following table sets forth certain information about the number of shares of our common stock beneficially owned by each of the selling stockholders named below as of July 15, 1999 and on an as adjusted basis to give effect to the sale of the shares offered by the selling stockholders. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time. See "Plan of Distribution."



         The shares being offered hereby by the selling stockholders may be acquired, from time to time upon:

         o        conversion of the Notes,


         o        conversion of the Warrant Notes, and


         o exercise of the Common Stock Warrants that may be issued upon redemption of the Notes, Warrants and Warrant Notes.


         This prospectus covers the resale by the selling stockholders of up to 2,461,943 shares of our common stock, plus an indeterminate number of additional shares of our common stock as may from time to time become issuable upon conversion of the Notes and Warrant Notes, or upon exercise of the Common Stock Warrants, by reason of stock splits, stock dividends and other similar transactions. See "SUGEN-Recent Developments."


         In accordance with registration rights granted to the selling stockholders, SUGEN has filed with the SEC, under the Securities Act, a Registration Statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares from time to time on the Nasdaq National Market, in privately-negotiated transactions or otherwise, and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep such Registration Statement effective until the shares are no longer required to be registered for the sale thereof by the selling stockholders.


The shares of common stock covered by this prospectus may be offered from time to time by the selling stockholders named below:

                                                                                                    Ownership After
                                                                                                       Offering(1)
                                                      Number of Shares         Number of
                 Names of Selling                      Owned Prior to        Shares Being         Number of
                   Stockholders                        Offering (1)(2)        Offered (3)          Shares      Percent
                   ------------                        ---------------        -----------          ------      -------

Damson Investment Holdings, Ltd....................        42,796                43,963                --           0%

Delta Opportunity Fund (Institutional), LLC(4).....       231,272               237,577                --           0%

Delta Opportunity Fund, Ltd.(4)....................       799,033               626,302           189,352        1.11%

Fisher Capital Ltd(5)..............................       417,267               428,642                --           0%

Omicron Partners, LP...............................       831,641               780,350            72,000           *%

OTATO Limited Partnership(4).......................       148,610               114,303            37,340           *%

Wingate Capital, Ltd(5)............................       224,682               230,806                --           0%

         * less than one percent

         (1)  Percentage  of  beneficial  ownership  is  calculated  assuming  16,976,672  shares of common  stock were outstanding  as of July 15, 1999.  Ownership  after this offering  assumes the sale of all shares held by such selling  stockholders  offered hereby.  Beneficial ownership is determined in accordance with the rules of the
         Securities  and  Exchange  Commission  and the  footnotes  to this table,  and  generally  includes  voting or dispositive  power with respect to securities.  Shares of common stock subject to options or warrants or other rights that are currently exercisable or convertible, or exercisable or convertible within 60 days of July 15,
         1999 are deemed  outstanding  for  computing  the  percentage  of the person or entity  holding such option or warrant but are not deemed  outstanding for computing the percentage of any other person or entity.  Except as indicated in the footnotes to this table and pursuant to applicable  community  property  laws, the persons or entities named in the table have sole voting and dispositive  power with respect to all shares of common stock beneficially owned.

         (2)  Represents  (i) the number of shares of common stock  issuable  upon  conversion of the Notes and Warrant
         Notes with respect to the face value of the Notes and Warrant Notes, and certain 12% Senior  Convertible Notes due 2001 (Exchange Notes) and 12% Senior  Convertible Note Purchase Warrants  (Exchange  Warrants) issued upon exchange of SUGEN's 5% Senior Custom Convertible Notes based upon certain conversion  provisions of the Notes,
         Warrant Notes,  Exchange Notes and Exchange Warrants,  (ii) the number of shares of common stock issuable upon exercise  of common  stock  warrants  issued in  September  1997,  (iii) the number of shares of common  stock issuable upon exercise of common stock warrants that may be issued upon redemption of the Notes,  Warrants and
         Warrant Notes,  (all or some of which would be issued in lieu of the same number of shares  referred to in the preceding clause (i)) and (iv) all other shares of common stock  beneficially  owned as of July 15, 1999.

         (3)  Represents  (i) the number of shares of common stock  issuable  upon  conversion of the Notes and Warrant
         Notes with respect to the face value of the Notes and Warrant Notes, based upon certain conversion  provisions of the Notes and Warrant  Notes and (ii) the number of shares of common stock  issuable  upon  exercise of the common stock warrants that may be issued upon redemption of the Notes, Warrants and Warrant Notes (all or some of which would be issued in lieu of the same number of shares referred to in the preceding clause (i)).

                                                          14

         (4) Delta Opportunity Fund (Institutional), LLC, a Delaware limited liability company ("Delta Institutional"),
         Delta Opportunity Fund, Ltd., a British Virgin Islands corporation ("Delta"), and OTATO Limited Partnership, a
         Grand Cayman limited  partnership  ("OTATO"),  together with certain other persons,  have filed a Schedule 13G relating to their beneficial  ownership of common stock of SUGEN.  Based on the information  contained in such
         Schedule  13G,  such other  persons  beneficially  owned  shares of SUGEN  common stock as of July 15, 1999 as follows:  Diaz & Altschul Group, LLC, a New York limited liability company ("D&A Group"),  beneficially  owned
         1,142,465 shares constituting  approximately 6.3%, Diaz & Altschul Advisors, LLC, a New York limited liability company ("D&A  Advisors"),  beneficially  owned 1,072,465  shares  constituting  approximately  5.94%,  Diaz &
         Altschul  Management,  a Delaware limited liability  company ("D&A  Management"),  beneficially  owned 234,789 shares  constituting  approximately  1.36%,  ACI/DA  Investors I, LLC, a Delaware  limited  liability  company
         ("ACI/DA"),  beneficially owned 25,200 shares constituting  approximately  0.01%, and Overbrook Fund I, LLC, a
         New York limited  liability  company  ("Overbrook")  beneficially  owned 3,000  shares.  Each of Delta,  Delta
         Institutional  and OTATO  disclaimed  beneficial  ownership of the shares of SUGEN  common  stock  reported as beneficially owned by such other persons in the Schedule 13G.

         D&A Advisors serves as investment  advisor to Delta and Delta  Institutional  and serves as trading advisor to
         ACI/DA and  Overbrook  with respect to the shares of common stock stated as  beneficially  owned by ACI/DA and
         Overbrook.  By reason of such  relationship,  D&A Advisors may be deemed to share  dispositive  power over the shares of Common  Stock  owned by Delta,  Delta  Institutional,  ACI/DA and  Overbrook.  The amount  stated as beneficially  owned by D&A  Advisors  includes  the  amounts  listed as  beneficially  owned by  Delta,  Delta
         Institutional,  ACI/DA and Overbrook.  D&A Advisors  disclaims  beneficial  ownership of such shares of common stock.

         D&A Management serves as investment manager to and managing member of Delta  Institutional.  By reason of such relationship,  D&A Management may be deemed to share  dispositive power over the shares of common stock listed as  beneficially  owned by Delta  Institutional.  The amount stated as  beneficially  owned by D&A  Management includes the amount stated as beneficially owned by Delta  Institutional.  D&A Management disclaims beneficial ownership of such shares of common stock.

         D&A Group is the parent company of D&A Advisors and D&A  Management.  By reason of its control of D&A Advisors and D&A Management,  D&A Group may be deemed to share dispositive power over the shares of common stock stated
         as beneficially owned by D&A Advisors and D&A Management. The amount listed as beneficially owned by D&A Group includes the amounts stated as  beneficially  owned by D&A Advisors and D&A  Management.  D&A Group  disclaims beneficial ownership of such shares of common stock.

         All shares of common stock listed as beneficially owned by the reporting persons are shares which such persons have the right to acquire upon conversion of the Notes,  the Warrant Notes,  the Exchange Notes and 12% Senior
         Convertible  Notes that may be issued upon  exercise of the  Exchange  Warrants  and upon  exercise of SUGEN's
         Common Stock Purchase Warrants ("Warrants").

         (5) Citadel Limited Partnership is the managing general partner of NP Partners and the trading manager of each of Olympus  Securities,  Ltd.,  Fisher  Capital Ltd. and Wingate  Capital Ltd.  (the "Citadel  Entities")  and
         consequently has voting control and investment  discretion over securities held by the Citadel  Entities.  The ownership for each of Fisher Capital Ltd. and Wingate Capital Ltd. does not include the ownership  information for the other  Citadel  Entities.  Citadel  Limited  Partnership  and each of the Citadel  Entities  disclaims beneficial  ownership of the securities held by the other Citadel  Entities.  As of July 15, 1999, NP Partners held 89,945 shares of common stock,  Notes in the aggregate  principal amount of $2,191,009  (convertible into
         106,878 shares of common stock),  Warrant Notes to acquire $1,643,257  principal amount of Notes, and warrants to acquire 32,400 shares of common stock. As of July 15, 1999,  Olympus Securities Ltd. held 109,855 shares of common stock, Notes in the aggregate principal amount of $2,685,550 (convertible into 131,002 shares of common stock),  Warrant Notes to acquire $2,014,163  principal amount of Notes, and warrants to acquire 39,600 shares of common stock.


                              PLAN OF DISTRIBUTION


         SUGEN will receive no proceeds from this offering. We are registering the shares pursuant to registration rights granted to the selling stockholders. We will pay certain expenses in connection with the registration of the shares and will indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

         The shares offered hereby may be sold by the selling stockholders or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. The shares may be sold from time to time in transactions on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers, including block trades in which brokers or dealers will attempt to sell the shares as agent but may position and resell the block as principal to facilitate the transaction, or in one or more underwritten offerings on a firm commitment or best effort basis. Sales of selling stockholders' shares may also be made pursuant to Rule 144 under the Securities Act, where applicable.


         To the extent required under the Securities Act, the aggregate amount of selling stockholders' shares being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' shares, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be selling stockholders hereunder. In addition, a selling stockholder may, from time to time, sell short the common stock of SUGEN, and in such instances, this prospectus may be delivered in connection with such short sales and the shares offered hereby may be used to cover such short sales.

         From time to time one or more of the selling stockholders may transfer, pledge, donate or assign such selling stockholders' shares to lenders or others and each of such persons will be deemed to be a "selling stockholder" for purposes of this prospectus. The number of selling stockholders' shares beneficially owned by those selling stockholders who so transfer, pledge, donate or assign selling stockholders' shares will decrease as and when they take such actions. The plan of distribution for selling stockholders' shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder.

         A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with distributions of the common stock by such broker-dealers. A selling stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of the common stock to the broker-dealers, who may then resell or otherwise transfer such common stock. A selling stockholder may also loan or pledge the common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon a default may sell or otherwise transfer the pledged common stock.

         In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not bid for or purchase shares of common stock during a period which commences one business day (5 business days, if SUGEN's public float is less than $25 million or its average daily trading volume is less than $100,000) prior to such person's participation in the distribution, subject to exceptions for certain passive market making activities. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M which provisions may limit the timing of purchases and sales of shares of SUGEN's common stock by such selling stockholder.

         The shares were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof. SUGEN agreed to register the shares under the Securities Act and to indemnify and hold the selling stockholders harmless against certain liabilities under the Securities Act that could arise in connection with the sale by the selling stockholders of the shares. SUGEN has agreed to pay all reasonable fees and expenses incident to the filing of this registration statement.

                                  LEGAL MATTERS

         The legality of the securities offered hereby will be passed upon for SUGEN by Cooley Godward LLP, Palo Alto, California.

                                     EXPERTS

         The financial statements of SUGEN appearing in SUGEN's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following regional offices of the
SEC: Pacific Regional Office, 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648; and San Francisco District Office, 44 Montgomery Street, Suite 1100, San Francisco, California 94104. Copies can also be obtained from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at (800)
SEC-0300. Our SEC filings are available to you on the SEC's Internet site at http://www.sec.gov. Our common stock is quoted on The Nasdaq National Market. Reports, proxy statements and other information concerning us may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

         This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are not included in this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. A copy of the registration statement, including the exhibits and schedules thereto, may be inspected without charge at the Public Reference Room of the SEC described above, and copies of such material may be obtained from such office upon payment of the fees prescribed by the SEC.

         The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is considered to be part of this prospectus and later information we file with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. The documents we are incorporating by reference are:


1. Our Annual Report on Form 10-K for the year ended December 31, 1998, as amended (File No. 0-24814);


2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, as amended (File No. 0-24814);

3.       Our  Definitive   Proxy  Statement  dated  April  22,  1999,  filed  in
         connection with our 1999 Annual Meeting of Stockholders (File No. 0-24814);

4.       Our  Current  Report  on Form 8-K  filed on March  29,  1999  (File No.
         0-24814);

5.       Our  Current  Report  on Form  8-K  filed on June 21,  1999  (File  No.
         0-24814); and

6. The description of our common stock contained in our Registration Statement on Form 8-A filed on September 13, 1994, including any amendments or reports filed for the purpose of updating such description (File No. 0-24814).

         You may request a copy of any of these filings at no cost by writing or telephoning us at:

                                   SUGEN, Inc.
                              230 East Grand Avenue
                      South San Francisco, California 94080
              Attn: Corporate Communications and Investor Relations
                            Telephone (650) 553-8300

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                        2,461,943 Shares of Common Stock


                                   SUGEN, Inc.

                                   PROSPECTUS



                                 JULY ___, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Securities and Exchange Commission registration fee and the Nasdaq National Market listing fee.

SEC Registration Fee................................................     $13,849
Nasdaq National Market Listing Fee..................................      17,500
Accounting Fees and Expenses........................................      50,000
Legal Fees and Expenses.............................................      75,000
Miscellaneous Fees and Expenses.....................................       8,651

              Total                                                     $165,000
              =====                                                     ========

Item 15. Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended. The Registrant's Bylaws also provide that the Registrant shall indemnify its directors and officers and may indemnify its other employees and other agents to the fullest extent not prohibited by Delaware law.

The Registrant's Certificate of Incorporation provides for the elimination of liability of monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such an injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any dividends or approval of stock repurchases or redemption that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state of federal environmental laws.

The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonable incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director of officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonable believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreement also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Item 16. Exhibits and Financial Statement Schedules

The exhibits listed in the Exhibit Index as filed as part of this Registration Statement.

              (a)      Exhibits

Exhibit
Number                                               Exhibit


3.1      Restated Certificate of Incorporation, filed February 23, 1995. (2)


3(ii).2  Bylaws of the Registrant. (1)


3.3 Certificate of Designation of Series A Junior Participating Preferred Stock of the Registrant. (3)


4.1      Reference is made to Exhibits 3.1 through 3(ii).2.

4.2      Specimen Stock Certificate. (1)


5.1      Opinion of Cooley Godward LLP.


10.70    Form of 12% Senior Convertible Note due 2002. (4)

10.71    Form of 12% Senior Convertible Note Purchase Warrant. (5)

10.72 Form of Securities Purchase and Exchange Agreement, dated as of March 19, 1999, by and between the Company and the investor named therein.
         (4)


23.1     Consent of Ernst & Young LLP, Independent Auditors.


23.2     Consent of Cooley Godward LLP (reference is made to Exhibit 5.1).

----------


(1) Incorporated by reference to identically numbered exhibits filed in response to Item 16 "Exhibits" of SUGEN's Registration Statement on Form S-1, as amended (File Number 33-77074), which became effective October 4, 1994.

(2) Incorporated by reference to identically numbered exhibits filed in response to Item 14 "Exhibits" of SUGEN's Annual Report on Form 10-K for the year ended December 31, 1994.

(3) Filed as an exhibit to the Form 8-K Current Report dated July 26, 1995 and incorporated herein by reference.

(4) Incorporated by reference to exhibit 4.2 to the Form 8-K Current Report dated March 29, 1999 (the "Form 8-K").

(5) Incorporated by reference to exhibit 4.3 to the Form 8-K.

(6) Incorporated by reference to exhibit 4.1 to the Form 8-K.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a) (3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES



Pursuant to the requirements of the Securities Act of 1933, SUGEN certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on the 19th day of July, 1999.



                                         SUGEN, INC.

                                         By:     /s/ Stephen Evans-Freke
                                         -------------------------------

                                         Stephen Evans-Freke
                                         Chief Executive Officer and
                                         Chairman of the Board






Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration  Statement has been signed below by the persons whose signatures appear  below,  which  persons  have signed such  Registration  Statement in the capacities and on the dates indicated:
Signature                                                Title                                  Date
---------                                                -----                                  ----


/s/ Stephen Evans-Freke
Stephen Evans-Freke                           Chief Executive Officer and                   July 19, 1999
                                              Chairman of the Board
                                                   (Principal Executive Officer)

/s/ James L. Knighton
James L. Knighton                             Senior Vice President and                     July 19, 1999
                                              Chief Financial Officer (Principal
                                              Financial and Accounting Officer)

Jeremy L. Curnock Cook *
Jeremy L. Curnock Cook                        Director                                      July 19, 1999

Samuel A. Hamad *
Samuel A. Hamad                               Director                                      July 19, 1999

Gerald Moeller *
Gerald Moeller                                Director                                      July 19, 1999

Donald E. Nickelson *
Donald E. Nickelson                           Director                                      July 19, 1999

Richard D. Spizzirri *
Richard D. Spizzirri                          Director and Secretary                        July 19, 1999

Axel Ullrich *
Axel Ullrich                                  Director                                      July 19, 1999

*By:     /s/James L. Knighton
         ----------------------------
         James L. Knighton
         ATTORNEY-IN-FACT



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